DELOITTE & TOUCHE LLP
1000 Wilshire Boulevard
Los Angeles, California 90017-2472


December 23, 1997

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, NW
Washington, DC 20549

Dear Sires/Madams:

We have read the comments in Item 4 of Form 8-K of Marathon Bancorp (the "Company") dated December 23, 1997 and have the following comments:


- We have no basis to agree or disagree with the statements made in the first paragraph.

-  We agree with the statements made in the second and third paragraphs.


Your truly,

Deloitte & Touche LLP



cc:  Mr. Craig D. Collette
     President and Chief Executive Officer
     Marathon Bancorp